Hammer Fiber Optics Holdings Corp to Acquire American Network, Inc.

Piscataway, N.J. January 29, 2019 – Hammer Fiber Optics Holdings Corp (OTCQB: HMMR) announced today that it will acquire the equity of American Network, Inc. a New York CLEC. American Network obtained its NYS CLEC license in 1997 and has a number of interconnection agreements, wholesale agreements and numbering assets that will aid Hammer in its growth plans in the north eastern United States. “American Network’s assets are complimentary to Hammer’s existing assets in New York and New Jersey,” said Erik Levitt, Hammer’s CEO. Hammer’s “Everything Wireless” strategy includes four key components: high speed fixed wireless, based on Hammer’s proprietary AIR™ technology, OTT, mobility and smart city. Hammer’s wholesale voice, wholesale SMS and hosting practice forms the foundation of the Everything Wireless platform. “In acquiring American Network we are continuing to solidify our platform,” said Kristen Vasicek, Hammer’s COO.

Hammer subsidiaries possess CLEC licenses in several states including New York, New Jersey and Florida as well as a nationwide CMRS license and have access to a number of other states via its joint venture agreements with partner CLECs. “We plan to continue to expand our footprint in the north east, south east, south and north western United States throughout fiscal 2019 and fiscal 2020, focusing on markets where we can deploy our wireless technology both as an operator and in partnership with other operators through our MNSP program,” added Levitt.

Hammer is acquiring all of the equity of American Network is exchange for common stock and payables associated with the expenses of the transaction. The acquisition is non-dilutive to common shareholders. The transaction is expected to close in February pending necessary approvals.

About Hammer

Hammer Fiber Optics Holdings Corp. (OTCQB:HMMR) is a telecommunications company investing in the future of wireless technology. Hammer’s “Everything Wireless” go to market strategy includes the development of high-speed fixed wireless service for residential and small businesses using its wireless fiber platform, Hammer Wireless® AIR, Over-the-Top services such as voice, SMS and video collaboration services, the construction of smart city networks and hosting services including cloud and colocation. For more information contact Frank Pena at fpena@hammerfiber.com.